EXHIBIT 10.1
EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE
EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED
INFORMATION IS INDICATED BY [***].

GUARANTY AGREEMENT
by
FIRST SOLAR, INC.

in favor of
UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION

Dated as of August 4, 2022

DFC/9000115523

        Guaranty Agreement (DFC/FSLR)

TABLE OF CONTENTS

Page

Section 1.	Definitions; Interpretation	1
Section 2.	Guaranty	5
Section 3.	Guaranty Absolute	5
Section 4.	Waiver	7
Section 5.	Reinstatement of Guaranty	8
Section 6.	Tax Gross-Up	8
Section 7.	Representations and Warranties	8
Section 8.	Covenants	10
Section 9.	Currency and Place of Payment	12
Section 10.	Remedies; No Waiver	12
Section 11.	Jurisdiction and Consent to Suit	12
Section 12.	Succession; Assignment	13
Section 13.	Benefits of Guaranty	13
Section 14.	Notices	13
Section 15.	English Language	14
Section 16.	Governing Law	14
Section 17.	Waiver of Jury Trial	14
Section 18.	No Immunity	15
Section 19.	Severability	15
Section 20.	Integration; Amendments	15
Section 21.	Waiver of Litigation Payments	15
Section 22.	Indemnity	16
Section 23.	Judgment Currency	16
Section 24.	Right of Set-off	17
Section 25.	Fees and Expenses	17
Section 26.	Arm’s-Length Negotiations	17
Section 27.	Further Assurances	17
Section 28.	Counterparts	17
Section 29.	Survival of Agreement	18
Section 30.	Termination	18
SCHEDULE 1		1

    - i -    Guaranty Agreement (DFC/FSLR)

GUARANTY AGREEMENT
This GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of August 4, 2022, is made by FIRST SOLAR, INC., a Delaware corporation (the “Guarantor”), in favor of the UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION, an agency of the United States of America (“DFC”).
R E C I T A L S:
WHEREAS, FS India Solar Ventures Private Limited, a private limited company organized and existing under the laws of the Republic of India with CIN U29308DL2020FTC371690 (the “Borrower”), and DFC have entered into that certain Finance Agreement, dated as of July 27, 2022 (as hereafter amended or otherwise modified from time to time, the “Finance Agreement”);
WHEREAS, the Guarantor is the indirect owner of one hundred percent (100%) of the authorized and issued share capital of the Borrower and will derive substantial direct and indirect benefit from the transactions contemplated by the Finance Agreement; and
WHEREAS, it is a condition precedent to DFC’s obligation to provide the Loan in accordance with the terms of the Finance Agreement that the Guarantor shall have executed and delivered this Guaranty Agreement, which the Guarantor has agreed to do to induce DFC to provide the Loan.
NOW, THEREFORE, in consideration of the premises and of the agreements contained herein and for good and valuable consideration the sufficiency of which is acknowledged, it is hereby agreed and promised as follows:
Section 1.Definitions; Interpretation.
(a)In this Guaranty Agreement, including the Schedules hereto, capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Finance Agreement, and the following terms shall have the following meanings:
“Borrower” has the meaning set forth in the recitals.
“Consolidated” or “Consolidated Basis” means, with respect to any Financial Statements to be provided, or any financial calculation to be made, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant Financial Statements of each of the entities whose accounts are to be consolidated with the accounts of the Guarantor plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Guarantor; and the entities whose accounts are to be consolidated with the accounts of the Guarantor.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) interest expense, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) extraordinary, unusual or non-recurring
        Guaranty Agreement (DFC/FSLR)

charges, expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business exceeding [***] and (f) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) extraordinary, unusual or non-recurring gains and non-cash income, (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on sales of assets outside of the ordinary course of business exceeding [***] (ii) any other non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period) and (iii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a Consolidated Basis. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Guarantor or any Subsidiary shall have consummated an acquisition or disposition of the Equity Interests of a Subsidiary, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition occurred on the first day of such period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
“Consolidated Net Income” means, for any period, the Consolidated net income (or loss) of the Guarantor and its Subsidiaries on a Consolidated Basis; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Guarantor or is merged into or consolidated with the Guarantor or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Guarantor) in which the Guarantor or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Guarantor or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Financing Document) or requirement of any Applicable Law applicable to such Subsidiary.
“Consolidated Tangible Net Worth” means, as of any date of determination, for the Guarantor and its Subsidiaries on a Consolidated Basis, Shareholders’ Equity of the Guarantor and its Subsidiaries on such date minus the Intangible Assets of the Guarantor and its Subsidiaries on such date.
“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Guarantor and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) on a Consolidated Basis on such date.

    - 2 -    Guaranty Agreement (DFC/FSLR)

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Current Assets” means the Consolidated assets of the Guarantor treated as current assets under GAAP.
“Current Liabilities” means the Consolidated liabilities of the Guarantor treated as current liabilities under GAAP (other than any Non-Recourse Project Financing and other than Indebtedness under the Luz del Norte Financing).
“Current Ratio” means, as of any date of determination, the ratio, expressed as a percentage, obtained by dividing (a) Current Assets (minus prepaid expenses) as of such date, by (b) Current Liabilities as of such date.
“DFC” has the meaning set forth in the preamble.
“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Excluded Liens” means:
(a)    tax, mechanic’s, worker’s or other like Liens arising by mandatory provision of law securing obligations incurred in the ordinary course of business that are (i) not yet overdue or (ii) that are being contested or litigated in good faith and for which adequate reserves have been made in accordance with GAAP;
(b)    Liens, pledges or deposits under worker’s compensation, unemployment insurance or other social security legislation;
(c)    easements, rights-of-way, restrictions and other similar Liens incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, or similar restrictions on the use of property or minor imperfections in title that could not reasonably be expected to have a Material Adverse Effect;
(d)    Liens securing bank guarantees and letters of credit, in an aggregate amount not to exceed [***] (including any extension, renewal or refinancing of such Indebtedness pursuant to clause (e) below), or, if greater than such amount, subject to restrictions and conditions acceptable to DFC;

    - 3 -    Guaranty Agreement (DFC/FSLR)

(e)    any Lien securing an extension, renewal or refinancing of the original Indebtedness secured by the Liens in clause (d) above; provided that (x) such Lien is created over the assets that secured such Indebtedness and (y) the principal amount of Indebtedness secured by the Lien prior to such extension, renewal or refinancing does not increase; and
(f)    Liens securing amounts payable to suppliers of goods or services incurred in the ordinary course of business; provided that such Liens are created over the goods supplied or the assets serviced, as applicable.
“Finance Agreement” has the meaning set forth in the recitals.
“Guarantor” has the meaning set forth in the preamble.
“Guaranty Agreement” has the meaning set forth in the preamble.
“Guarantor Indemnity” has the meaning set forth in Section 22.
“Indebtedness” means, with respect to a Person, without duplication (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid; (iv) all obligations of such Person under conditional sale or other title-retention agreements relating to property acquired by such Person; (v) all obligations of such Person in respect of the deferred purchase price of property or services [***]; (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (vii) all Guarantees by such Person of Indebtedness of others (solely to the extent that such Indebtedness is not already covered in this definition); (viii) all obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee; (ix) [***]; (x) the amount of all letters of credit issued for the account of such Person and, without duplication, all outstanding reimbursement obligations with respect thereto; and (xi) all obligations of such Person, contingent or otherwise, under trade or bankers’ acceptances. The Indebtedness of Guarantor shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Intangible Assets” means intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Obligations” has the meaning set forth in Section 2.
“Proceeding” has the meaning set forth in Section 22.

    - 4 -    Guaranty Agreement (DFC/FSLR)

“Shareholders’ Equity” means, as of any date of determination, Consolidated shareholders’ equity of the Guarantor and its Subsidiaries as of such date determined in accordance with GAAP.
(b)The rules of interpretation set forth in Schedule X of the Finance Agreement shall apply to this Guaranty Agreement mutatis mutandis as if set forth in full in this Section 1(b).
Section 2.Guaranty.
The Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, the full and punctual payment when due no later than ten (10) Business Days after receipt of written notice of demand of payment from DFC, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Finance Agreement, the Note, and all other Financing Documents, whether for payment of principal, interest, fees, expenses, or otherwise, including all or any portion of such indebtedness, liabilities and obligations that are paid, to the extent all or any part of such payment is avoided or recovered directly from fraudulent transfer or otherwise (such obligations being the “Obligations”).
Section 3.Guaranty Absolute.
(a)The obligations of the Guarantor under this Guaranty Agreement are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of DFC and the obligations of the Guarantor under this Guaranty Agreement shall be direct, absolute, unconditional, irrevocable, and continuing and shall not to any extent or in any way be reduced, limited, terminated, discharged, impaired, or otherwise affected by any of the following:
(i)the Borrower’s failure to pay a fee or provide other consideration to the Guarantor in consideration of its entering into this Guaranty Agreement;
(ii)the occurrence or continuation of any Default or Event of Default or any acceleration or required prepayment of the Obligations as a result thereof of otherwise;
(iii)any illegality, lack of validity or unenforceability of, or any misrepresentation, irregularity, or other defect in, the Finance Agreement, the Note, any other Financing Document, or any other guaranty, agreement, or instrument relating thereto;
(iv)any failure by DFC to take any steps to preserve its rights to any Lien securing the Loan, or any failure by DFC to perfect or keep perfected its Liens in any collateral relating to the Loan, the Finance Agreement or the Notes;
(v)any failure to pay Taxes that may have been payable in respect of the issuance or transfer of the Note or to register the same with any Governmental Authority or to obtain any governmental order, license, or permit in connection with such issuance or transfer;
    - 5 -    Guaranty Agreement (DFC/FSLR)

(vi)any change in the time, manner, or place of payment of, or in any other term of, all or any of the Obligations, or any other modification or amendment of (whether material or otherwise), or waiver, or consent to any departure from, or any other action taken or failure to take action with respect to, the Finance Agreement, the Note, or any other Financing Document or any other agreement or document delivered pursuant to the terms of any Financing Document, including any forbearance, indulgence in, or extension of time for payment by the Borrower of any amount payable under or in connection with the Finance Agreement or the Note or for the performance of any of the other Obligations (any of which modifications, amendments, waivers, or consents may be agreed to or granted without the approval or consent of the Guarantor), or any increase in the Obligations resulting from the extension of additional credit to the Borrower or otherwise;
(vii)any taking, exchange, release, or non-perfection of any collateral, or any taking, release, or amendment or waiver of, or consent to departure from, any other guaranty for all or any of the Obligations;
(viii)any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of voluntary or involuntary liquidation, sale, or other disposition of any collateral for all or any of the Obligations or any other assets of the Borrower or any other Person, or the receivership, insolvency, bankruptcy, reorganization, or similar proceedings affecting the Borrower or its assets or the release or discharge of the Borrower from any of the Obligations;
(ix)any law regulation, decree, or judgment now or hereafter in effect that may in any manner affect the payment of any of the Obligations or any of DFC’s rights under the Financing Documents, whether or not the Borrower has a valid defense against DFC and whether or not any other guarantor contributes to such payments;
(x)any change, consolidation, merger, other restructuring, or termination of the corporate structure or existence of the Borrower, the Guarantor, any other guarantor of the Obligations, or any other party;
(xi) the recovery of any judgment against the Guarantor or any action to enforce the same or the insolvency or bankruptcy of the Guarantor, or any discharge, stay, injunction, or modification of the obligations of the Guarantor in relation to the insolvency or bankruptcy of the Guarantor;
(xii)any change of circumstances, whether or not foreseeable, and whether or not any such change does or might vary the Obligations or the risk or obligations of the Guarantor hereunder;
(xiii)any other circumstance, whether similar or dissimilar to the foregoing, that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, the Guarantor, or any other guarantor or surety, other than payment in full of the Obligations.
(b)This Guaranty Agreement is a guaranty of payment and not of collection. DFC may require payment by the Guarantor and enforce the obligations of the Guarantor hereunder without first being required to:

    - 6 -    Guaranty Agreement (DFC/FSLR)

(i)make any demand of, or make any effort of collection of any obligation of, or enforce DFC’s claims against, the Borrower, the Guarantor, or any other Person other than as set forth in Section 2; provided, that no such demand, effort of collection or enforcement of DFC’s claims shall be required to the extent DFC is precluded from doing so under Applicable Law; or
(ii)resort to any security or other guaranty of the Loan or this Guaranty Agreement; or
(iii)take any other action prior to receiving payment hereunder.
(c)Without limiting the generality of any other provision hereof, the Guarantor’s liability hereunder shall extend to all amounts that constitute part of the Obligations and are owed by the Borrower under the Financing Documents.
(d)Notwithstanding anything to the contrary in this Guaranty Agreement and without limiting the generality of any other provision hereof, the Guarantor agrees that DFC may, at any time and from time to time, either before or after the maturity of the Loan, without notice to or further consent of the Guarantor, extend the time of payment of, exchange, or surrender any collateral for, or renew the Loan, and that DFC may also make any agreement with the Borrower or with any other party to or Person liable on the Loan or interested therein, for the extension, renewal, payment, compromise, discharge, release, or settlement of the terms thereof, in whole or in part, or for any modification, waiver, discharge, release or settlement of the terms thereof or of any agreement between DFC, the Borrower, any guarantor (including this Guaranty Agreement), or any other party or Person, without in any way impairing or affecting the obligations and liabilities of the Guarantor under this Guaranty Agreement or requiring the written agreement or consent of the Borrower or the Guarantor, as the case may be.
Section 4.Waiver.
The Guarantor unconditionally waives promptness, presentment, demand, set-off, diligence, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, or otherwise, and any right to require a proceeding first against the Borrower or the Guarantor, and waives protest, notice (including notice of a Default or Event of Default of the Borrower, notice of acceptance of this Guaranty Agreement, notice of collateral received or delivered, and notice of any other action taken in reliance hereon), all demands and notices in connection with the delivery, acceptance, performance, default, or enforcement of any of the Obligations, all notices of the existence, creation, or incurring of any Indebtedness by the Borrower under the Financing Documents, all other demands and notices of any description (in each case, except as expressly set forth herein), and any requirement that DFC protect, secure, perfect, or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral. The Guarantor hereby assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange, or release of collateral, and to the addition or release of any Person primarily or secondarily liable. The Guarantor unconditionally agrees that its guaranty hereunder will not be discharged except by complete performance of the obligations contemplated under Section 2 and payment in full in Dollars in New York of all amounts due and to become due under the Finance Agreement and/or the Notes in accordance with the Fedwire transfer and/or international electronic funds transfer instructions
    - 7 -    Guaranty Agreement (DFC/FSLR)

set forth in Schedule 2.08(b) to the Finance Agreement. The Guarantor also waives all notices of the existence, creation, or incurring of any new or additional Indebtedness by the Borrower under the Financing Documents.
Section 5.Reinstatement of Guaranty.
The obligations of the Guarantor pursuant to this Guaranty Agreement shall remain in full force and effect or shall be reinstated, as the case may be, if and to the extent that at any time any payment of any of the Obligations is rescinded, avoided, or must otherwise be returned or repaid by DFC, in whole or in part, upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, as if such payment had not been made by the Borrower.
Section 6.Tax Gross-Up.
(a)All sums payable by the Guarantor hereunder shall be paid in full, free of any deductions or withholdings of any and all present and future Taxes, unless required by Applicable Law. If the Guarantor is required by Applicable Law to deduct any Taxes from, or to withhold any Taxes in respect of, any amount payable to DFC hereunder, then the Guarantor shall pay such additional amount as may be necessary so that the actual amount received by DFC after such deductions or withholdings equals the full amount stated to be payable hereunder.
(b)The Guarantor shall pay, before they become overdue, any and all present and future Taxes payable on or in connection with the execution, delivery, registration, or notarization, or for the legality, validity, or enforceability of this Guaranty Agreement directly to the Governmental Authority responsible for collecting such Taxes, except for any Taxes that the Guarantor is contesting in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP; provided, that the Guarantor hereby indemnifies DFC and holds DFC harmless from and against any and all liabilities, fees, or additional expenses with respect to or resulting from any delay in paying, or omission to pay, any such Taxes. Within thirty (30) days after payment by the Guarantor of any such Taxes, the Guarantor shall deliver to DFC the original or a Certified copy of the receipt evidencing payment thereof, together with any other information DFC may reasonably request. DFC shall have the right, but not the obligation, to pay any Taxes required to be paid by the Guarantor pursuant to this Section 6(b) and not timely paid by the Guarantor, and the Guarantor shall, upon DFC’s demand, promptly within thirty (30) days reimburse DFC in full for all such payments.
Section 7.Representations and Warranties.
The Guarantor represents and warrants to DFC, as of the date hereof and as of each Closing Date (unless otherwise specified), that:
(a)The Guarantor (i) is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (ii) is duly authorized to do business in each jurisdiction in which it conducts business, and (iii) has the power to own its properties, and carry on its business, [***].
    - 8 -    Guaranty Agreement (DFC/FSLR)

(b)The Guarantor’s execution, delivery and performance of this Guaranty Agreement (i) have been duly authorized by all necessary corporate action; (ii) will not violate any Applicable Law [***]; and (iii) will not breach any of its Charter Documents, any Consent or any agreement by which it or any of its properties may be bound or affected, [***].
(c)This Guaranty Agreement has been duly executed and delivered by the Guarantor and is a legal, valid, and binding obligation of the Guarantor enforceable in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, [***], reorganization, [***], or other similar laws affecting creditors’ rights generally and general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
(d)The Guarantor indirectly owns one hundred percent (100%) of the issued and outstanding equity interests of the Borrower, and the Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Financing Documents and that the arrangements set forth in this Guaranty Agreement are knowingly made in contemplation of such benefits.
(e)The Guarantor is a “recognized lender” under the ECB Guidelines. No Consent of any Governmental Authority or any other Person is required in connection with the Guarantor’s execution, delivery, performance, validity or enforceability of this Guaranty Agreement, except for the no-objection of the AD Bank of the Borrower under the ECB Guidelines, which no-objection has already been obtained.
(f)Neither the Guarantor nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to its obligations under this Guaranty Agreement.
(g)(i) As of the date hereof, the Guarantor’s (A) audited Financial Statements prepared in accordance with GAAP, together with a certificate by the chief financial officer or treasurer of the Guarantor as being true and correct for the year ended December 31, 2021, and (B) quarterly unaudited Financial Statements prepared in accordance with GAAP, certified by the chief financial officer or treasurer of the Guarantor as being true and correct for the quarter ended March 31, 2022, each delivered by the Guarantor to DFC, and (ii) as of each Closing Date, the most recent quarterly Financial Statements or annual Financial Statements delivered to DFC pursuant Section 8(c) or (d), in each case of the foregoing clauses (i) and (ii) are complete and correct and fairly present [***] the Guarantor’s financial condition and the results of its operations for the periods then ended. [***].
(h)Except (1) for obligations and losses incurred in the ordinary course of business, (2) obligations secured by Excluded Liens arising after the end of the period of the most recent Financial Statements referenced in clause (g) above, and (3) obligations not secured by Excluded Liens that are permitted by the Finance Agreement and this Guaranty Agreement, the Guarantor
    - 9 -    Guaranty Agreement (DFC/FSLR)

has no material obligation, contingent or otherwise, or material loss, [***].
(i)Each representation and warranty made by the Borrower in respect of the Guarantor to DFC in the Financing Documents is true and correct.
(j)No action, suit, other legal or arbitral proceeding, or investigation is pending by or before any domestic or foreign court or Governmental Authority or in any arbitral or other forum, or, [***], is threatened, that (i) relates to any of the transactions contemplated by this Guaranty Agreement or any other Financing Document, or (ii) could reasonably be expected to have a Material Adverse Effect.
(k)The Guarantor has, independently and without reliance upon the representations of DFC or any other Person and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty Agreement.
(l)The Guarantor makes the representations and warranties set out in Part B of Schedule Z (DFC Statutory and Policy Requirements) to the Finance Agreement.
(m)As of the date hereof, as of each Closing Date and immediately after giving effect to the transactions contemplated to occur on each Closing Date, (i) the fair value of the aggregate assets of the Guarantor, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Guarantor, (ii) the present fair value of the property of the Guarantor will be greater than the amount that will be required to pay the probable liability of the Guarantor, on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Guarantor will be able to pay its respective debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support), and (iv) the Guarantor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following each Closing Date.
(n)The Guarantor is not required to register as an “investment company” under the Investment Company Act of 1940, 15 U.S.C. § 80a-2, as amended.
Section 8.Covenants.
Unless DFC otherwise agrees in writing, so long as any of the Obligations remain unpaid in full in Dollars in New York, the Guarantor agrees as follows:
(a)The Guarantor shall promptly notify DFC of each event that constitutes a Default or an Event of Default, and of the occurrence of any other condition or event that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect (including any action by any Governmental Authority), and any steps the Guarantor is taking to remedy such condition or event.
    - 10 -    Guaranty Agreement (DFC/FSLR)

(b)The Guarantor shall permit any representatives of DFC, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances, and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
(c)Within [***] after the end of each fiscal quarter (including the fourth fiscal quarter) of each Fiscal Year, the Guarantor shall deliver to DFC (i) the Guarantor’s Consolidated quarterly unaudited Financial Statements for such fiscal quarter, prepared in or translated into English and in U.S. dollars in accordance with GAAP, (ii) a Certified comparison of such Financial Statements to the quarterly Financial Statements for the same period in the previous Fiscal Year, and (iii) a certificate of the Guarantor’s chief financial officer or treasurer substantially in the form of Exhibit E (Form of Compliance Certificate) to the Finance Agreement demonstrating in reasonable detail the Guarantor's compliance with the financial covenants set forth in Section 8(e) and the basis for such calculations.
(d)Within [***] after the end of each Fiscal Year, the Guarantor shall deliver to DFC (i) the Guarantor’s audited Consolidated Financial Statements for such Fiscal Year, (ii) a Certified comparison of such Financial Statements to the annual audited Financial Statements for the previous fiscal year, and (iii) a certificate of the Guarantor's chief financial officer or treasurer substantially in the form of Exhibit E (Form of Compliance Certificate) to the Finance Agreement demonstrating in reasonable detail the Guarantor's compliance with the financial covenants set forth in Section 8(e) and the basis for such calculations.
(e)The Guarantor shall maintain:
(i)at all times and on a Consolidated Basis, a Consolidated Leverage Ratio of [***];
(ii)at all times and on a Consolidated Basis, a Consolidated Tangible Net Worth of [***]; and
(iii)at all times and on a Consolidated Basis, a Current Ratio of [***].
(f)The Guarantor shall effect and maintain Hedges, if any, in accordance with the Hedging Policy.
(g)The Guarantor shall notify DFC promptly (and in any case within five (5) Business Days) of the commencement of any legal or arbitral proceedings against the Guarantor involving claims that are material and relate to any of the transactions contemplated by any Financing Document.
(h)The Guarantor shall comply with the covenants set out in Part D (Covenants) of Schedule Z (DFC Statutory and Policy Requirements) of the Finance Agreement to the extent applicable to the Guarantor.
    - 11 -    Guaranty Agreement (DFC/FSLR)

(i)The Guarantor shall furnish to DFC from time to time such other information and data with respect to the Guarantor’s ability to perform its obligations under this Guaranty Agreement as DFC may reasonably request.
(j)The Guarantor shall take all actions as may be necessary to ensure that the payment obligations of the Guarantor hereunder at all times constitute unsubordinated general obligations of the Guarantor ranking at least pari passu in priority of payment and, except for Excluded Liens, priority of security with all other present and future Indebtedness of the Guarantor.
Section 9.Currency and Place of Payment.
All payments to DFC shall be made in Dollars by wire transfer in immediately available funds without counterclaim, offset, or deduction. Unless instructed otherwise by DFC, wires should be sent to DFC’s account with the U.S. Treasury Department in New York by either Fedwire transfer or international electronic funds transfer, and any such wire must include the required information set forth in Schedule 1 (Wire Instructions for Remittance of Payments to DFC).
Section 10.Remedies; No Waiver.
(a)DFC may proceed to protect and enforce its rights hereunder in any court or other tribunal by an action at law, suit in equity, or other appropriate proceedings, whether for damages, for the specific performance of any term hereof, or otherwise, or in aid of the exercise of any power granted hereby or by law. The Guarantor agrees to pay to DFC on demand such amount in Dollars as shall be sufficient to cover DFC’s reasonable and documented out-of-pocket costs and expenses of any action or such remedies, including attorneys’ fees, expenses, and disbursements.
(b)No failure or delay by DFC in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any of its rights, powers, or remedies. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other legal right. No waiver of any such right shall be effective unless given in writing.
(c)The rights or remedies provided for herein are cumulative and are not exclusive of any other rights, powers, or remedies provided by law. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other appropriate right or remedy.
Section 11.Jurisdiction and Consent to Suit.
The Guarantor hereby irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Guaranty Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in the County of New York, the courts of the United States of America for the Southern District of New York, and the courts of any other jurisdiction where it or any of its property may be found and appellate courts from any thereof;
    - 12 -    Guaranty Agreement (DFC/FSLR)

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Applicable Law or shall limit the right to sue in any other jurisdiction; and
(d)agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or otherwise as provided by law, a Certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Guarantor’s obligation.
Section 12.Succession; Assignment.
This Guaranty Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto; provided, however, that the Guarantor shall not, without the prior written consent of DFC, assign or delegate all or any part of its interest herein or obligations hereunder.
Section 13.Benefits of Guaranty.
Nothing in this Guaranty Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors and permitted assigns hereunder and under the Finance Agreement, any benefit or any legal or equitable right or remedy under this Guaranty Agreement.
Section 14.Notices.
(a)Except as otherwise provided herein, each notice, demand, or other communication relating to this Guaranty Agreement shall be in writing and shall be delivered by hand or overnight courier service, or delivered by e-mail as follows:
To the Guarantor:
First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, AZ 85281
Attn.: General Counsel
E-mail: generalcounsel@firstsolar.com
with a copy (which shall not constitute notice) to:
First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, AZ 85281
Attention: Treasurer
Email: TreasuryGlobal @firstsolar.com

    - 13 -    Guaranty Agreement (DFC/FSLR)

To DFC:

United States International Development Finance Corporation
1100 New York Avenue, N.W.
Washington, D.C. 20527
United States of America
Attn.: Vice President, Structured Finance & Insurance
And attn.: Managing Director, Project Portfolio Management Division
E-mail: notices@dfc.gov
Re: DFC Loan No. 9000115523
(b)Notices, demands or other communications sent by hand or overnight courier services, shall be deemed to have been duly given when sent. Notices, demands or other communications delivered through electronic communications to the extent provided in Section 14(c), shall be deemed to have been given as provided therein. Any party hereto may change its address for notices, demands and other communications hereunder by notice to the other parties hereto. No notice, demand or other communication to DFC shall be effective unless such notice, demand or other communication includes FS India Solar Ventures Private Limited (India), Project Number: 9000115523, and, prior to the first Disbursement, attention to Vice President, Structured Finance & Insurance, subsequent to the initial Closing Date, attention to Managing Director, Project Portfolio Management Division.
(c)Notices, demands and other communications sent to the e-mail address of the addressee set forth in Section 14(a) shall be deemed to have been given upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function (as available, but excluding any automatic answer-back), return or reply e-mail or other written acknowledgement).
Section 15.English Language.
All documents to be delivered or communications made under this Guaranty Agreement shall be in English or, if in another language, shall be accompanied by a Certified translation into English, which translation shall govern between the parties hereto.
Section 16.Governing Law.
THIS GUARANTY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD OTHERWISE DIRECT APPLICATION OF THE LAW OF ANOTHER JURISDICTION.
Section 17.Waiver of Jury Trial.
THE GUARANTOR AND DFC EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION
    - 14 -    Guaranty Agreement (DFC/FSLR)

WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM ESTABLISHED BY THIS GUARANTY AGREEMENT OR ANY OTHER FINANCING DOCUMENT.
Section 18.No Immunity.
The Guarantor represents and warrants that it is subject to civil and commercial law with respect to its obligations under this Guaranty Agreement, that the making and performance of this Guaranty Agreement constitute private and commercial acts rather than governmental or public acts and that neither the Guarantor nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment, or from any other legal process with respect to its obligations under this Guaranty Agreement. To the extent that the Guarantor may hereafter be entitled, in any jurisdiction in which judicial or arbitral proceedings may at any time be commenced with respect to any Financing Document, to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed to the Guarantor such an immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity. The foregoing waiver of immunity shall have effect under the United States Foreign Sovereign Immunities Act of 1976.
Section 19.Severability.
If any provision of this Guaranty Agreement is prohibited or held to be invalid, illegal, or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by Applicable Law that it shall not affect the validity, legality, and enforceability of the other provisions of this Guaranty Agreement and shall not render such provision prohibited, invalid, illegal, or unenforceable in any other jurisdiction. If, and to the extent that, any obligation of the Guarantor (including its obligation under this Section 19) is unenforceable for any reason, the Guarantor agrees, independently of any other obligation hereunder, to make the maximum contribution to the payment and satisfaction thereof as is permissible under Applicable Law.
Section 20.Integration; Amendments.
This Guaranty Agreement and the other Financing Documents embody the entire understanding of the parties and supersede all prior negotiations, understandings, and agreements among them with respect to the subject matter hereof. The provisions of this Guaranty Agreement may be waived, supplemented, or amended only by an instrument in writing signed by the parties hereto.
Section 21.Waiver of Litigation Payments.
In the event that any action or lawsuit is initiated by or on behalf of DFC against the Borrower, the Guarantor, or any other party to any Financing Document, the Guarantor, to the fullest extent permissible under Applicable Law, irrevocably waives its right to, and agrees not to request, plead, or claim that a DFC Plaintiff post, pay, or offer, any Litigation Payment, and the Guarantor further waives any objection it may now or hereafter have to a DFC Plaintiff’s claim that such DFC Plaintiff should be exempt or immune from posting, making, or offering any such Litigation Payment.
    - 15 -    Guaranty Agreement (DFC/FSLR)

Section 22.Indemnity.
The Guarantor shall, at all times, indemnify each Indemnified Person against, and hold each Indemnified Person harmless from, any Loss arising out of, in connection with or related to the non-payment of any Obligations precluded from payment under Applicable Law (including all-in cost caps applicable to the Loan under ECB Guidelines), or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether such Indemnified Person is a party thereto, whether or not such Proceeding is brought by the Borrower, the Guarantor, or any of the Borrower’s or Guarantor’s respective equity holders, affiliates, creditors or any other third person (the “Guarantor Indemnity”). The Guarantor Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the Loss and each Indemnified Person who has a Loss in connection therewith renders a final non-appealable determination that the Loss resulted from (a) the gross negligence or willful misconduct of the Indemnified Person, or (b) DFC’s failure to perform any material act required of it hereunder. The Guarantor Indemnity is independent of and in addition to (i) any rights of any party hereto in connection with any Loss, and (ii) any other agreement, and shall survive the execution, modification, and amendment of this Guaranty Agreement and the other Financing Documents, the expiration, cancellation or termination of the Commitment, the disbursement and repayment of the Loan, and the provisions of any other indemnity. Any exclusion of an obligation to pay any amount under this Section 22 shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. DFC and each Indemnified Person shall have the right to control its, his, or her defense; provided, however, that each Indemnified Person shall: (A) notify the Guarantor in writing as soon as practicable of any Loss, and (B) keep the Guarantor reasonably informed of material developments with respect thereto. In exercising the right and power to control his, her, or its actions in connection with a Loss, including a decision to settle any such Loss, each Indemnified Person shall, taking into account the nature and policies of such Indemnified Person (I) consult with the Guarantor, and (II) act as such Indemnified Person would act if the Loss or settlement were to be paid by such Indemnified Person. The Guarantor acknowledges and agrees that each Indemnified Person is an express, third-party beneficiary of the Guarantor’s obligations under this Section 22.
Section 23.Judgment Currency.
This is an international loan transaction in which the specification of Dollars is of the essence and such currency shall be the currency of account in all events. The payment obligations of the Guarantor to DFC hereunder shall only be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent of the amount in Dollars received by DFC (after any premium and costs of exchange) on the prompt conversion to Dollars in the United States of the amount so paid in another currency under normal banking procedures. In the event that any payment by the Guarantor in another currency, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in the payment of the amount of Dollars then due at the place such amount is due, DFC shall be entitled to demand immediate payment of, and shall have a separate cause of action against the Guarantor for, the additional amount necessary to yield the amount of Dollars then due. In the event that DFC, upon the conversion of a payment in another currency into Dollars, shall receive an amount greater than that to which it was entitled, the Guarantor shall be entitled to prompt reimbursement of the excess amount.
    - 16 -    Guaranty Agreement (DFC/FSLR)

Section 24.Right of Set-off.
Upon the occurrence and during the continuance of any Event of Default, DFC is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by DFC to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty Agreement, whether or not DFC shall have made any demand under this Guaranty Agreement and although such obligations may be contingent and unmatured. DFC agrees promptly to notify the Guarantor after any such set-off and application, provided however that the failure to give such notice shall not affect the validity of such set-off and application. The rights of DFC under this Section 24 are in addition to other rights and remedies (including other rights of set-off) which DFC may have.
Section 25.Fees and Expenses.
The Guarantor hereby agrees to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by DFC in connection with this Guaranty Agreement, including, without limitation, all costs and expenses incurred by DFC in connection with collecting any amount due by the Guarantor hereunder, defending against any claims or counterclaims by the Guarantor, or enforcing any of DFC’s rights, powers, or remedies contained herein.
Section 26.Arm’s-Length Negotiations.
This Guaranty Agreement is the product of arm’s-length negotiations between the Guarantor and DFC. The Guarantor has entered into this Guaranty Agreement freely, voluntarily and with the advice of legal counsel. Neither DFC nor the Guarantor shall be deemed to have drafted this Guaranty Agreement unilaterally. In the event a dispute arises regarding the meaning or application of any provision of this Guaranty Agreement, such provision shall not be construed by reference to any doctrine calling for ambiguities to be construed against the drafter of a document.
Section 27.Further Assurances.
The Guarantor shall execute and deliver to DFC such additional documents and take such additional action as DFC may require to carry out the purposes of this Guaranty Agreement, to cause this Guaranty Agreement to be duly registered, notarized, and stamped in any applicable jurisdiction, and to preserve and protect DFC’s rights as contemplated herein.
Section 28.Counterparts.
This Guaranty Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Guaranty Agreement in electronic format (i.e. “pdf” or “tif”) shall be effective with the same force and effect as if the same were a manually executed counterpart of this Guaranty Agreement.
    - 17 -    Guaranty Agreement (DFC/FSLR)

Section 29.Survival of Agreement.
Section 3, Section 4, Section 5, Section 6, Section 9, Section 10, Section 11, Section 16, Section 17, Section 22, Section 23, Section 24, Section 25, Section 26 and Section 29 shall survive the termination of the obligations of this Guaranty Agreement under Section 30.
Section 30.Termination.
Except as set forth in Section 29, the obligations of the Guarantor hereunder shall automatically terminate without any further action required by the Guarantor on the date on which all Obligations have been indefeasibly paid in full in Dollars in New York and the Borrower has no further right to request Disbursements of the Loan or to cause Notes to be issued.
[Signature page follows]

    - 18 -    Guaranty Agreement (DFC/FSLR)

IN WITNESS WHEREOF, each of the parties hereto has caused this Guaranty Agreement to be executed and delivered on its behalf by its authorized representative as of the date first above written.
FIRST SOLAR, INC.

By:
Name:
Title:

By:
Name:
Title:

        Guaranty Agreement (DFC/FSLR)

Accepted and Agreed:

UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION

By:
Name:
Title:

        Guaranty Agreement (DFC/FSLR)

SCHEDULE 1
WIRE INSTRUCTIONS FOR REMITTANCE OF PAYMENTS TO DFC

[Omitted]
    Schedule 1 - 1    Guaranty Agreement (DFC/FSLR)